                               OPTION AGREEMENT
                               ----------------

          THIS OPTION AGREEMENT (the "Agreement") is made and entered into as of the 15th day of August, 1995, by and between Harvest Gold Corporation, a Colorado corporation, whose address is P.O. Box 2590, Evergreen, Colorado 80437 (hereinafter referred to as "Harvest") and Atlas Corporation, a Delaware corporation, whose address is 370 17th Street, Suite 3150, Denver, Colorado 80202 (hereinafter referred to as "Atlas").

                                   RECITALS
                                   --------

          A. Harvest represents (i) that it is the owner of certain unpatented mining claims situated in Cochise County, Arizona, as more fully described in
Part 1 of Exhibit A attached hereto and incorporated herein by reference (the "Harvest Claims"), (ii) that it holds an undivided 100% leasehold interest in certain unpatented mining claims, patented mining claims, and fee land situated in Cochise County, Arizona, as more particularly described in Part 2 of Exhibit A (the "Leased Property"), (iii) that it owns certain unpatented mining claims situated in Inyo County, California and in Lyon County, Nevada, as more particularly described in Part 3 of Exhibit A (the "Walker/Giroux Claims"), (iv) that it owns all of the issued and outstanding shares of stock (the "Sovereign Stock") of Sovereign Gold Company (Argentine) Ltd. ("Sovereign"), which holds certain property interests and rights to royalties from properties in Argentina (all of Sovereign's right, title and interest, contractual or otherwise, in and to any real property in Argentina shall be referred to hereinafter as the "Argentina Property"), and (v) that it holds subordinated debentures from Horizon Resources Corporation, a Colorado corporation, in the amount of $5,703,703, which are due on September 15, 1996 (the "Debentures") together with all improvements, all easements, rights of way, water rights, and all other appurtenances thereto (the Harvest Claims, the Leased Property, the Walker/Giroux Claims, the Sovereign Stock and the Debentures, together with any right, title or interest of Harvest in and to any property within one aerial mile of the Harvest Claims or the Leased Property ("Additional Property"), will be collectively referred to hereinafter as the "Assets").

          B. Harvest also represents that it is the owner of certain machinery and equipment used in connection with the Assets, as is more particularly described in Exhibit B attached hereto and incorporated herein by reference (hereinafter the "Personalty").

          C. Harvest desires to grant to Atlas and Atlas desires to acquire from Harvest an option to purchase Harvest's interest in some or all of the Assets and the Personalty, for the consideration and upon the terms and conditions described in this Agreement.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the sum of $30,000, the receipt and sufficiency of which Harvest hereby confirms and acknowledges, and the mutual promises, covenants, and conditions herein contained and recited, the parties hereto agree as follows:

          Section 1.  Grant.
                      -----

          a. Harvest hereby irrevocably grants to Atlas an exclusive option to purchase any, some or all of the Assets and the Personalty, during the term hereof and subject to the conditions herein contained (hereinafter the "Option") for and in consideration of $125,000 plus an additional amount (to be determined in accordance with the provisions of Section 3) of cash (the "Cash"), plus a certain number of unregistered shares of Atlas common stock, $1.00 par value (the "Shares"). The Cash, the Shares and the $125,000 payment shall be collectively referred to hereinafter as the "Purchase Price" (the method of calculation of the Purchase Price is set forth in Section 3 below), payable as follows:

               (i) In addition to the $30,000 already paid to Harvest by Atlas, upon execution of this Agreement, Atlas shall pay to Harvest the sum of $95,000 (those two payments will be collectively referred to hereinafter as the "Option Payments");

               (ii) At the Closing (as defined in Section 3 below), Atlas shall deliver to Harvest the Cash and a certificate representing the Shares.

          b. Harvest hereby grants, lets and demises unto Atlas, its permitted successors and assigns, the exclusive right to enter upon and use all or any part of the surface and subsurface of the Harvest Claims and the Leased Property (hereinafter collectively referred to as the "Commonwealth Property"), the Walker/Giroux Claims and the Argentina Property during the Option Period (as defined below), for the purposes of conducting Exploration and Development Work (which for purposes of this Agreement shall be defined as surveying, prospecting, bulk sampling, drilling, exploring and testing for any and all ores, metals, minerals, mineral substances and materials of every kind and character whatsoever (hereinafter the "Valuable Minerals") found in, on or under the Commonwealth Property, the Walker/Giroux Claims or the Argentina Property). Moreover, during the Option Period, Atlas shall be entitled to evaluate the Assets with regard to title, permits, licenses, and operational and environmental compliance with federal, state and local laws, rules and regulations. Harvest agrees that it will provide reasonable assistance to Atlas and make available such documents as are reasonably requested by Atlas in performing such evaluations.

          c. This Option is an exclusive option. During the Option Period, neither Harvest nor any of its officers, directors, employees, representatives, agents or affiliates shall solicit, initiate or participate in any way in discussions or negotiations, nor enter into any agreement or understanding, oral or written, with any other person or entity regarding the sale or other disposition of any of the Assets.

          Section 2.  Option Term; Termination.  Unless sooner terminated
                      ------------------------
pursuant to this Section 2, the Option shall expire at 5:00 p.m. Mountain time, on September 3, 1996 (the "Option Period"). The Option is exercisable solely by delivery from Atlas to Harvest of a notice of election to exercise the Option, specifying with particularity which of the Assets Atlas desires to purchase.
The notice of election to exercise the Option must be delivered to Harvest, if at all, before the expiration of the Option Period. In the event Atlas wishes to terminate this Agreement for any reason, including but not limited to a determination by Atlas, in its reasonable opinion, that title to the Commonwealth Property is materially defective, Atlas may terminate this Agreement by giving Harvest written notice of termination and this Agreement shall be deemed terminated immediately upon receipt by Harvest of said notice. Following expiration or termination of the Agreement for any reason other than as a result of a material defect in title, neither Harvest nor Atlas shall have any further obligation hereunder, except that

Atlas shall have the obligation to make the cash payment described in Section 7(a), and Atlas shall forfeit all Option Payments made to Harvest pursuant to
Section 1 hereof. Following termination of this Agreement as a result of a material defect in title identified by Atlas not later than October 6, 1995 (as more fully described in Section 7(l) below), neither Harvest nor Atlas shall have any further obligation hereunder, except that Harvest shall return to Atlas an amount equal to (i) fifty percent (50%) of the Option Payments made by Atlas and (ii) all land holding payments actually paid pursuant to this Agreement by Atlas. Upon termination of this Agreement for any reason other than exercise of the Option by Atlas, Atlas shall promptly thereafter deliver to Harvest a quitclaim deed in recordable form, conveying to Harvest all of Atlas' interest in the Assets. If Atlas exercises the Option as to less than all of the Assets, simultaneous with its notice of exercise of the Option as to some of the Assets, Atlas shall deliver to Harvest a quitclaim deed or deeds in recordable form, conveying to Harvest all of Atlas' interest in the remaining Assets.

          Section 3.  The Closing.  The Closing shall take place within thirty
                      -----------
(30) days after the notice of election to exercise the Option is delivered by Atlas to Harvest (the "Closing") at a time mutually agreeable to Atlas and Harvest at Atlas' Denver offices.

          At the Closing, Atlas shall deliver to Harvest:

          a. The Cash and a certificate representing the correct number of Shares as determined in Section 3(b) and bearing the following legend:

          The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted" as that term is defined in Rule 144 under the Act and may not be sold, transferred, assigned, pledged or hypothecated except pursuant to an effective registration statement or an opinion of counsel satisfactory to Atlas to the effect that registration under the Act is not required.

          b. The number of Shares and the amount of Cash to be delivered at Closing will be based on a prefeasibility engineering and reserve study to be completed for the Commonwealth Property by a mutually agreed upon independent third party (the "Reserve Study"). Using existing project data and new data generated by Atlas during the Option Period, the Reserve Study will develop a reserve estimate based on a recommended processing plan and determine most likely recoveries for both gold and silver from production of Valuable Minerals from the Commonwealth Property, based upon the recommended processing plan. Recoverable ounces of silver will be converted to gold equivalent ounces employing a conversion rate of 78 ounces of silver per 1 ounce of gold. The Purchase Price for all of the Assets (or those particular Assets for which Atlas decides to exercise the Option) will be determined by multiplying the recoverable gold and gold equivalent ounces (as derived from recoverable silver) as determined by the Reserve Study by $25. The Purchase Price so derived will be paid to Harvest in a combination of Cash and Shares in a ratio of 25% cash and 75% Shares; provided, however, that the calculated Cash component shall not exceed $1,300,000, and in the event that application of the above-referenced ratio would result in a Cash figure in excess of $1,300,000, the excess amount will also be paid with Shares. The Shares will be valued 50% on the 20-day average closing price for the period immediately preceding the date of this Agreement and 50% on the 20-day average closing price for the period immediately preceding the date on which Atlas decides to exercise the Option. The Purchase Price may be further adjusted pursuant to Section 8(a).

          At the Closing, Harvest shall deliver to Atlas, as applicable (depending upon which of the Assets Atlas has elected to purchase):

          a. A fully executed and acknowledged special warranty deed substantially in the form of Exhibit C attached hereto and by this reference incorporated herein, conveying to Atlas the Harvest Claims and any Additional Property free and clear of all liens, claims and encumbrances as provided therein;

          b. A fully executed and acknowledged special warranty deed substantially in the form of Exhibit D attached hereto and by this reference incorporated herein conveying to Atlas the Walker/Giroux Claims free and clear of all liens, claims and encumbrances as provided therein;

          c. A fully executed and acknowledged assignment substantially in the form of Exhibit E attached hereto and by this reference incorporated herein, conveying to Atlas Harvest's interest in the Leased Property and any Additional Property;

          d. A certificate representing all of the issued and outstanding shares of stock of Sovereign;

          e. An assignment of its interest in the Debentures in a form reasonably satisfactory to Atlas;

          f. A fully executed and acknowledged bill of sale substantially in the form of Exhibit F attached hereto and by this reference incorporated herein (the "Bill of Sale"), conveying to Atlas the Personalty, free and clear of all liens, claims and encumbrances as provided in the Bill of Sale; and

          g. For each state in which purchased Assets are located, a fully executed and acknowledged quitclaim deed substantially in the form of Exhibit G attached hereto and by this reference incorporated herein, conveying to Atlas all of the water and water rights owned or held by Harvest and used in connection with those Assets.

          Section 4.  Agreements with Respect to the Shares.
                      -------------------------------------

          a. Harvest shall not transfer the Shares, in whole or in part, until it has first given written notice to Atlas describing briefly the manner and nature of the proposed transfer and until:

               (i) sold pursuant to an effective registration statement filed by Atlas with respect to the Shares; or

               (ii) Atlas and Harvest have complied with Rule 144 under the Act; or

               (iii) Harvest presents Atlas with a "no-action" letter from the United States Securities and Exchange Commission ("SEC") specifically with respect to the proposed transfer; or

               (iv) Harvest provides Atlas with an opinion from counsel to Harvest, reasonably acceptable to Atlas and its counsel, that such transfer can be made without compliance with the registration provisions of the Act or other applicable federal and state securities laws.

          Upon compliance with the foregoing, Harvest shall be entitled to transfer the Shares, or any portion thereof; provided, however, that upon transfer of all or any portion of the Shares, the transferee shall agree in writing to be bound by all of the terms and provisions of this agreement applicable to such Shares.

          b. Harvest acknowledges that (i) Atlas is under no obligation to assist Harvest in establishing any exemption from registration and (ii) the Shares may not be resold under Rule 144 of the Act unless all of the conditions of that rule are met.

          c. During the two-year period following the Closing, if Atlas determines to register its unregistered common stock with the SEC, Atlas will use its good faith efforts to include the Shares in such registration; provided, however, that if the investment bankers and managers ( the "Underwriters") who are administering such registration (who may be selected by Atlas in its sole discretion) advise Atlas to reduce the number of shares included in the offering contemplated by such registration, then the number of Shares included in such offering shall be reduced pro-rata in proportion to the total number of Shares versus the total number of shares of common stock of Atlas originally scheduled for inclusion in such offering. If all of the Shares are not included in a particular offering pursuant to this subparagraph (c), Harvest shall have the right, subject to all of the terms and provisions of this subparagraph (c), to have the Shares included in subsequent offerings during the two-year period referred to above. In connection with any registration pursuant to this subparagraph (c), Harvest (i) shall bear all of its own expenses, including without limitation any underwriting commissions or fees relating to the offer and sale of the Shares and (ii) shall enter into an underwriting agreement with the Underwriters in form satisfactory to Atlas in its sole discretion.

          Section 5.  Conditions Precedent to Obligations of Horizon.  Following
                      ----------------------------------------------
an election by Atlas to exercise the Option, the obligations of Harvest to consummate the transactions referred to in Sections 1 and 2 are subject to the fulfillment by Atlas or the waiver of Harvest of each of the following conditions prior to or at the Closing:

          a. The representations and warranties of Atlas made herein, which shall be deemed to have been made again on and as of the Closing, shall be true as of the Closing in all respects, except that representations and warranties which were expressly made as of a specified date need only be true as of such specified date; and Atlas shall have performed and complied in all respects with all of the undertakings and agreements required by this Agreement to be performed or complied with prior to or at the Closing; and

          b. Atlas shall have performed all of its obligations and agreements hereunder from the date hereof to the Closing.

          Section 6.  Conditions Precedent to Obligations of Atlas.  Following
                      --------------------------------------------
an election by Atlas to exercise the Option, the obligations of Atlas to consummate the transactions referred to in Sections 1 and 2 are subject to the fulfillment by Harvest, or waiver by Atlas, of each of the following conditions prior to or at the Closing:

          a. The representations and warranties of Harvest made hereunder, which shall be deemed to have been made again on and as of the Closing, shall be true as of the Closing in all respects, except that representations and warranties which were expressly made as of a specified date need only be true as of such specified date; and Harvest shall have performed and complied in all respects with all of the undertakings and agreements required by this Agreement to be performed or complied with prior to or at the Closing;

          b. There shall have been no material adverse change in the business, financial position or results of Harvest which materially affects the Assets;

          c. All proceedings to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Atlas and its counsel;

          d. Harvest shall have performed all of its obligations and agreements hereunder from the date hereof to the Closing, including, without limitation, renegotiation of the CRI Agreement (as defined below) in accordance with the provisions of Section 8(a); and

          e. No action shall have been commenced challenging the transactions contemplated hereby and no preliminary or permanent injunction or other order shall have been sought or issued that seeks to prevent or prevents consummation of the transactions contemplated hereby.

          Section 7.  Operations by Atlas on the Claims.
                      ---------------------------------

          a.   Work Program.  During the Option Period, Atlas agrees to
               ------------
undertake a work program on the Commonwealth

Property, which shall require Atlas to incur at least $425,000 in Exploration and Development Expenses (as defined below) in performing Exploration and Development Work. Exploration and Development Expenses shall mean and include all costs, fees, expenses, liabilities and charges paid, incurred or accrued by Atlas which are directly related to Exploration and Development Work conducted on or for the benefit of the Commonwealth Property during the Option Period, including without limitation:

               (i) All direct costs and expenses incurred in conducting exploration, prospecting and development activities, including the building, maintenance and repair of roads, drill site preparation, site security, drilling, water, logging, surveying, sampling, geochemical, geophysical, metallurgical, engineering and laboratory costs and charges;

               (ii) All costs incurred in performing any reclamation, restoration or other work required by any federal, state or local agency or authority;

               (iii) Salaries and wages (including costs of providing benefits) of Atlas' employees engaged in activities relating to the Commonwealth Property, including salaries of those who are temporarily assigned to and directly employed on work relating to the Commonwealth Property for the periods of time such employees are engaged in such activities, and including costs of contract labor;

               (iv) All costs incurred in connection with preparation of the Reserve Study and other economic analyses, whether carried out by Atlas or by third parties under contract with Atlas;

               (v) Taxes and assessments, other than income taxes, assessed or levied upon or against the Commonwealth Property or any improvements situated thereon for which Atlas is responsible;

               (vi) Costs of material, equipment and supplies acquired, leased or hired, for use in conducting exploration, development or mining operations relating to the Commonwealth property; provided, however, that equipment owned and supplied by Atlas shall be chargeable at rates no greater than the most favorable rental rates available in the area of the Commonwealth Property;

               (vii) Costs and expenses of establishing and maintaining field offices, camps and housing facilities;

               (viii) Costs incurred by Atlas in examining the title and environmental condition of the Commonwealth Property, in curing title, in maintaining the Commonwealth Property pursuant to Section 7(k) hereof, in satisfying surface use or damage obligations to landowners, or in satisfying any underlying mining lease or property payment obligations, including annual minimum royalties paid by Atlas to third party lessors, etc.; and

               (ix) Any other reasonable cost or expense which may be specifically identified as qualifying as an Exploration and Development Expense.

          Atlas agrees to consult with Harvest in structuring the goals and objectives of the work program required under this Section 7(a), but the ultimate direction and management of that work program shall be determined by Atlas in its sole discretion. Atlas further agrees to maintain a separate ledger to account for the amount of Exploration and Development Expenditures it has incurred, along with reasonable back-up information (such as invoices, receipts, etc.). Atlas will provide to Harvest an accounting of its Exploration and Development Expenditures on a quarterly basis.

          At any time during the Option Period, Atlas may elect by written notice to Harvest to discontinue the work program and terminate this Agreement; provided, however, that in the event of such an election by Atlas, Atlas shall pay to Harvest an amount equal to fifty percent (50%) of the difference between $425,000 and the amount of Exploration and Development Expenses actually incurred by Atlas. Such payment shall be made to Harvest within ten (10) days after delivery to Harvest of the written notice referred to above. Upon receipt of such notice by Harvest, Atlas' obligations to make the payments referred to in Section 7(k) below will immediately terminate; provided, however, that Atlas will remain responsible for any such payments due within forty-five (45) days after Harvest's receipt of such notice.

          b.   Conduct of Operations.  During the Option Period, Atlas shall
               ---------------------
have exclusive control of all Exploration Work performed on or for the benefit of the Commonwealth Property and the Walker/Giroux Property (hereinafter the "Properties") and of any and all equipment, supplies, machinery and other assets purchased or otherwise acquired or under its control in connection with such Exploration and Development Work. All of the Exploration and Development Work which may be performed by Atlas hereunder shall be performed in accordance with good mining practices. Except as otherwise set forth in Section 7(a), however, the timing, nature, manner and extent of the work program or any other operations hereunder shall be in the sole discretion of Atlas, and there shall be no implied covenant to begin or continue any such operations.

          c.   Geological Data.  Upon execution of this Agreement, Harvest shall
               ---------------
deliver to Atlas copies of all metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, concerning the Properties which Harvest possesses or to which it has access. If it elects not to exercise the Option, Atlas shall promptly return to Harvest all data provided to Atlas pursuant to this Section 7(c), as well as any similar data developed by Atlas during the Option Period.

          d.   Indemnity.  Except as to damages sustained by Harvest while on
               ---------
the Properties pursuant to Section 7(g), Atlas agrees to indemnify and hold Harvest harmless from and against any loss, liability, expense or damage it may incur to third persons or corporations for injury to or death of persons or damage to property which is the result of Atlas conducting any operations on the Properties.

          e.   Insurance.  Atlas agrees to carry such insurance, covering all
               ---------
persons working in or on the

Properties for Atlas, as will fully comply with the requirements of the statutes of the states of Arizona, Nevada and California (as applicable) pertaining to worker's compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted.

          f.   Compliance with Laws.  Atlas agrees to do and perform all of its
               --------------------
operations in substantial compliance with all valid and applicable federal, state and local laws, rules and regulations.

          g.   Inspection.  Harvest and its authorized agents, at Harvest's risk
               ----------
and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, and in a reasonable manner so as not to interfere with Atlas' operations, to go upon the Properties for the purpose of confirming that Atlas is conducting its operations in the manner required by this Agreement. Harvest shall hold Atlas harmless from all claims for damages arising out of any death, personal injury or property damage sustained by Harvest, its agents or employees, while in or upon the Properties, whether or not Harvest, its agents or employees are in or upon the Properties pursuant to this Section 7(g), unless such death, injury or damage is due to Atlas' gross negligence or willful misconduct. If requested by Atlas, Harvest, its agents and employees will confirm in writing their waiver of claims against Atlas.

          h.   Governmental Permits.  Harvest hereby grants to Atlas the right
               --------------------
and authority to apply, in Atlas' name, for all necessary permits, licenses and other approvals from the United States of America, the states of Arizona, Nevada and California or from county or local authorities, and Harvest agrees to support and cooperate fully with Atlas in any such efforts.

          i.   Liens and Encumbrances.  Atlas shall keep the title to the Assets
               ----------------------
free and clear of all liens and encumbrances resulting from its activities hereunder; provided, however, that Atlas may refuse to pay any claims asserted against it which it disputes in good faith. At its sole cost and expense, Atlas shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Atlas or the Assets, ATLAS shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Properties or any part thereof.

          j.   Taxes.  During the term of this Agreement and prior to the
               -----
Closing, Atlas shall pay all taxes and assessments as hereafter may be levied or become due upon the Assets and Personalty before the same become delinquent.

          k.   Maintenance of Properties.  During the term of this Agreement,
               -------------------------
Atlas shall make all payments required to maintain Harvest's interest in the Leased Property and pay all federal claim maintenance fees required to maintain the Harvest Claims and the unpatented claims comprising a portion of the Leased Property. In the event that Atlas terminates this Agreement without exercising the Option, or exercises the Option as to less than all of the Assets, if Atlas does not provide notice of such termination to Harvest at least forty-five (45) days prior to the date any payments necessary to maintain Harvest's interest in the Leased Property are due, Atlas shall be responsible for making such payments despite such termination. Harvest hereby agrees that Atlas may seek to amend the terms of the agreements by which Harvest holds its interest in the Leased Property, provided that any such amendment shall be subject to the prior written consent of Harvest, which consent shall not be unreasonably withheld.

          l.   Title Inspection.  Atlas, upon the execution of this Agreement,
               ----------------
may order an abstract of title covering the Commonwealth Property or otherwise examine title to the Commonwealth Property, all at its sole expense, and shall have a period of time ending on October 6, 1995 to complete such examination.
If Atlas, in its reasonable opinion, determines at any time on or before October 6, 1995 that there exists a material defect in the title to the Commonwealth Property, Atlas may terminate this Agreement upon written notice to Harvest, and upon receipt of such notice by Harvest, this

Agreement shall be deemed terminated, and Harvest shall promptly refund to Atlas an amount equal to the payments made by Atlas under Section 7(k) above.

          m.   Reclamation.  Atlas shall reclaim the surface of the Properties,
               -----------
to the extent disturbed by its operations hereunder, in accordance with applicable governmental laws, rules and regulations. Under no circumstances shall Atlas be deemed to have any obligation to reclaim any disturbance of the Assets existing as of the date of this Agreement, except to the extent such existing disturbances are redisturbed by Atlas.

          Section 8.  Obligations of Harvest.
                      ----------------------

          a.   Termination of CRI Agreement.  Prior to the Closing Harvest
               ----------------------------
shall, at its sole cost and expense, renegotiate the terms and conditions of that Assignment between CRI and Harvest dated January 25, 1994, as amended (the "CRI Agreement"), in such a manner that to the reasonable satisfaction of Atlas removes any current or future burdens or costs of any kind that encumber or would encumber all or any of the Assets. If Harvest fails to renegotiate the terms of the CRI Agreement in accordance with the provisions of this Section 8(a) within ten (10) days after Atlas' exercise of the Option, Atlas may elect, in its sole discretion, to (i) attempt to renegotiate the terms and conditions of the CRI Agreement as set forth above (and deduct from the Purchase Price all costs incurred by Atlas in connection with such renegotiation, including without limitation sums paid to CRI), or, (ii), in the event such efforts at renegotiation are unsuccessful, deduct from the Purchase Price an amount reasonably equivalent to the then present value of the remaining obligations to CRI under the CRI Agreement. Harvest shall indemnify and hold Atlas harmless from and against all costs, expenses, fees, royalties or payments owed to or for the benefit of CRI, predecessor in interest to Horizon at the Commonwealth Property.

          b.   Services.  In consideration of the Option Payments, John E.
               --------
Watson and Richard A. Forrest, two officers of Harvest, agree to provide certain services to Atlas, as Atlas may direct, in connection with Atlas' activities on the Commonwealth Property hereunder or with other Atlas projects. Mr. Watson and Mr. Forrest shall each provide 500 hours of such service, and agree to account for their time in writing and in a manner reasonably acceptable to Atlas. Such obligation to provide services shall terminate upon termination of this Agreement or the exercise of the Option.

          c.   Conduct of Business by Sovereign.  .During the Option Period,
               --------------------------------
Harvest shall cause Sovereign to operate its business in the ordinary course and in such a manner so as (i) not to impair title to or cause any additional liens or encumbrances on the Argentina Property, and (ii) not to suffer any material adverse change in its financial condition, working capital, assets, liabilities, business or operations.

          Section 9.  Possession; Passing of Title; Risk of Loss.  Title shall
                      ------------------------------------------
pass to Atlas and Harvest shall deliver exclusive possession of the Assets and the Personalty which Atlas has elected to purchase at the time of the Closing. The risk of loss from any damage to any equipment, machinery or improvements by any casualty prior to the Closing shall be on Harvest. Notwithstanding damage to equipment, machinery or improvements by any casualty, Atlas may elect to close the purchase and sale of the Assets and the Personalty upon the terms and conditions of this Agreement and, upon Atlas' request, Harvest shall promptly assign to Atlas any and all proceeds from insurance maintained by Harvest on said equipment, machinery and improvements.

          Section 10.  Covenants, Representations and Warranties of Harvest.
                       ----------------------------------------------------
Harvest represents and warrants to Atlas as of the date hereof as follows, and covenants that if the Option is exercised these representations and warranties will be true and correct on the Closing date:

          a.   Organization and Standing.  Harvest is a corporation duly
               -------------------------
organized, validly existing, and in good standing under the laws of the State of Colorado.

          b.   Qualification.  Harvest is duly qualified to do business in the
               -------------
State of Arizona, and Sovereign is duly qualified under the laws of Argentina to conduct business in that country.

          c.   Corporate Power.  Harvest has the requisite power and authority
               ---------------
(i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

          d.   Authorization.  All requisite corporate action on the part of
               -------------
Harvest, and its officers, directors, and shareholders, necessary for the execution, delivery, and performance of this Agreement and all other agreements of Harvest contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered, will be, legal, valid, and binding obligations of Harvest enforceable against Harvest in accordance with their respective terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Harvest is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Harvest which would be contravened by the execution, delivery, performance, or enforcement of this Agreement or any instrument or agreement required hereunder.

          e.   Royalties.  Except as set forth in Exhibit A, Harvest has granted
               ---------
no royalties or other burdens on production affecting the Assets.

          f.   Permits and Licenses.  To the best of its knowledge, Harvest has
               --------------------
obtained all permits, licenses, approvals, authorizations and qualifications of all federal, state and local authorities required for it to carry on its operations on or in connection with the Assets. To the best of its knowledge, Harvest is not in violation of and has no liability (other than liability for compliance with existing permits and laws, including but not limited to performance of reclamation) under any statute, rule or regulation of any governmental authority applicable to the Assets, other than violations or liability, if any, which have not resulted and will not at any time result in any material loss or liability.

          g.   Title to the Assets.
               -------------------

               (i) Harvest represents that, from and after the date it acquired ownership or possession of the Harvest Claims and the unpatented mining claims comprising a portion of the Leased Property (collectively referred to hereinafter as the "Claims"), and as of the date of execution of this Agreement, it is in exclusive possession of and owns or controls the Claims subject only to the paramount title of the United States and the underlying agreements by which Harvest holds its interest in the Leased Property, all of which are listed on Exhibit H attached hereto and by this reference incorporated herein, true and correct copies of which Harvest has previously provided to Atlas. Harvest further represents that, from and after the date it acquired ownership or possession of the Claims, and as of the date of execution of this Agreement, to the best of its knowledge (a) the Claims were properly located and monumented;
(b) location and any required validation work for each of the Claims has been properly performed; (c) location notices and certificates have been properly recorded or filed for each of the Claims; (d) all filings required to maintain the Claims in good standing, including evidence of their location and the performance of assessment work, or the equivalent thereof, under the Federal Land Policy and Management Act of 1976, 43 U.S.C. (S) 1744, and other applicable state, federal and local law, have been timely and properly made; and (e) assessment work, performed reasonably and in good faith in accordance with accepted mining industry practice, which Harvest believes was sufficient to satisfy all requirements for holding the Claims was performed (or deferred or excused) through the assessment year ending September 1, 1992. Harvest further represents that all rentals or maintenance fees to the United States government pursuant to the United States Interior and Related Agencies Appropriations Act of 1993, as amended, required to be paid to hold the Claims in good standing through August 31, 1996 have been paid in a timely manner and notices or affidavits of such payment have been properly and timely recorded in the counties in which they are located.

               (ii) Harvest represents that, as of the date of its execution of this Agreement, the underlying agreements by which Harvest controls the Assets, all of which are listed on Exhibit H, true and correct copies of which Harvest has previously provided to Atlas, are in full force and effect, valid and enforceable against all other parties thereto pursuant to their terms; that all rentals, royalties and other payments required to be made to all other parties thereto have been made in a timely fashion; that there are no breaches or uncured defaults thereunder; and that Harvest has received no notice alleging any breach or default thereunder.

               (iii) Harvest represents that the Assets are free and clear of all liens and encumbrances created, suffered or allowed by Harvest, including any lease, right or license, except taxes not yet due and payable.

               (iv) Harvest makes no representation or warranty whatsoever, express or implied, as to the existence of any discovery on any of the Claims.

          h.   Environmental Compliance.  Except with respect to the Tailings
               ------------------------
Piles (as that term is used in the Options to Purchase referred to in Parts 2.A and 2.C of Exhibit A), to the best of the knowledge of Harvest, there is no condition or activity on the Assets which constitutes a nuisance or which would result in a violation of or liability under applicable federal, state or local laws, orders, regulations, directives or restrictions concerning protection of the environment or health and safety. Harvest has not received any notice of violation or any consent order issued under applicable federal, state or local laws, orders, regulations, directives or restrictions concerning protection of the environment and health and safety to which the Assets or Harvest's operations thereon are now subject or may become subject. There are no pending or, to the best of the knowledge of Harvest, threatened proceedings by or before any court or other governmental authority against Harvest with respect to its operations on or the ownership of the Assets are or alleged to be, or have been, in violation of, or to be the basis of liability under, any federal, state or local law, order, rule, regulation, ordinance, directive or restriction concerning protection of the environment of health and safety.

          i.   Material Contracts and Commitments.  To the best of its
               ----------------------------------
knowledge, Harvest has performed all material obligations required to be performed by it under any contracts and commitments affecting the Assets to which it is a party, and is not in default, and will not be in default as a result of the consummation of the transactions contemplated herein, under any contract, agreement, commitment, mortgage, indenture, loan agreement, lease, license, or other instrument to which it is a party.

          j.   Legality.  To the best of its knowledge, Harvest is not in
               --------
material violation of any law, rule, ordinance, or other governmental regulation, including, without limitation, those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal, state, or local health and safety laws, rules, and regulations, the lack of compliance with which could materially adversely affect the Assets.

          k.   Litigation and Assets.  There are no actions, suits or
               ---------------------
proceedings pending or, to the vest of the knowledge of Harvest, threatened against or affecting the Assets, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the best of its knowledge, Harvest is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality which relates to the Assets.

          l.   Consents.  Harvest has obtained all consents, approvals,
               --------
authorizations, declarations, or filings required by any federal, state, local, or other authority, or any other third party (including, without limitation, the parties to the agreements listed on Exhibit I) in connection with the valid execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

          m.   Brokerage or Finder's Fee.  All negotiations relative to this
               -------------------------
Agreement and the transactions contemplated hereby have been carried on by Harvest in such manner as not to give rise to any valid claim against Atlas for a brokerage commission, finder's fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement. Harvest has incurred brokerage fee obligations to Mr. Rex Loesby, and shall indemnify and hold Atlas harmless from and against liability for the same.

          n.   Investment Intent.  Except in the event of a dissolution of
               -----------------
Harvest after the exercise of the Option by Atlas, and the subsequent distribution of the assets of Harvest to its shareholders (in the event of which Harvest agrees that any distributions of the Shares shall be made subject to all of the terms and conditions of this Agreement), Harvest is acquiring the Stock solely for the purpose of investment, and not with a view to the distribution or sale of any part thereof. Harvest acknowledges that the Shares it will be receiving under this Agreement if Atlas exercises the Option have not been and will not be registered under the Securities Act or any state securities law, and will be issued and sold in reliance on exemptions from such registration requirements that are available only if the Stock is not being offered to the public and is being acquired for investment and not with a view to its distribution or sale. Harvest agrees that it will not sell the Shares except as provided in Section 4.

          o.   Ownership of Sovereign.  Harvest owns, beneficially and of
               ----------------------
record, good and marketable title to the Sovereign Stock, which constitutes all of the issued and outstanding capital stock of Sovereign, free and clear of all mortgages, pledges, restrictions, charges, security interests, liens, adverse claims, encumbrances, proxies, options or shareholder's agreements, and will convey the same to Atlas. The authorized capital stock of Sovereign consists of ____shares of common stock, par value $____ per share, of which _____shares are issued and outstanding, and no shares of such capital stock are held in Sovereign's treasury. All of the issued and outstanding shares of capital stock of Sovereign are duly authorized, validly issued, fully paid and nonassessable, and have been issued in full compliance with applicable securities and other laws and regulations. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of Sovereign. Neither Harvest nor, to the best of its knowledge, Sovereign, are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of Sovereign.

          p.   Representations.  To the best knowledge of Harvest, no
               ---------------
statements, warranties, or representations made by it herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading .

          Section 11.  Representations and Warranties of Atlas.  Atlas
                       ---------------------------------------
represents and warrants to Harvest as of the date hereof as follows, and covenants that if the Option is exercised these representations and warranties will be true and correct on the Closing date:

          a.   Organization and Standing.  Atlas is a corporation duly
               -------------------------
organized, validly existing, and in good standing under the laws of the State of Delaware.

          b.   Qualification.  Atlas is duly qualified to do business in the
               -------------
State of Nevada.

          c.   Corporate Power.  Atlas has the requisite corporate power and
               ---------------
authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

          d.   Authorization.  All requisite corporate action on the part of
               -------------
Atlas, and its officers and directors, necessary for the execution, delivery and performance of this Agreement and all other agreements of Atlas contemplated hereby have been taken. This Agreement and all agreements and instruments contemplated hereby, when executed and delivered by Atlas, will be the legal, valid, and binding obligations of Atlas enforceable against Atlas in accordance with their terms.

          e.   Brokerage or Finder's Fee.  All negotiations relative to this
               -------------------------
Agreement and the transactions contemplated hereby have been carried on by Atlas in such manner as not to give rise to any valid claim against Harvest for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

          f.   The Shares.  The Shares have been duly authorized for issuance
               ----------
and reserved therefor and, when issued, all of the Shares shall be validly issued, fully paid and nonassessable shares of capital stock of Atlas, free and clear of all liens, charges and encumbrances. There does not exist any preemptive right in favor of any person with respect to the Shares.

          g.   Representations.  To Atlas' knowledge, no statements, warranties
               ---------------
or representations made by Atlas herein contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made in light of the circumstances under which such statements were made or will be made, not misleading.

          Section 12.  Notices.  All notices given in connection herewith shall
                       -------
be in writing, and all such notices and deliveries to be made pursuant hereto shall be given or made in person, by certified or registered mail, by reputable overnight courier, or by facsimile acknowledged upon receipt. Such notices and deliveries shall be deemed to have been duly given and received when actually delivered in person, when sent by facsimile or courier, or when deposited in a receptacle for United States mail, postage prepaid, and addressed as follows:

          a.   If to Atlas:

               Atlas Corporation
               370 Seventeenth Street, Suite 3150
               Denver, Colorado  80033
               Facsimile No.:  (303) 892-8808
               Attention:  Gregg Shafter

          b.   If to Harvest Gold Corporation:

               Harvest Gold Corporation
               P.O. Box 2590
               Evergreen, Colorado  80437
               Facsimile No.:  (303) 674-3222
               Attention:  John E. Watson

Either party may change its address for the receipt of notice by providing written notice of such change in the manner set forth above.

          Section 13.  General Indemnity.
                       -----------------

          a.   By Harvest.  Harvest agrees to defend, indemnify and hold
               ----------
harmless Atlas, its successors, affiliates, assigns, officers, directors and employees from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees, arising out of any breach by Harvest of any representation, covenant or warranty set forth herein.

          b.   By Atlas.  Atlas agrees to defend, indemnify and hold harmless
               --------
Harvest, its successors, affiliates, assigns, officers, directors and employees from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees, arising out of any breach by Atlas of any representation, covenant or warranty set forth herein.

          c.   Notification.  Any party who has a claim giving rise to
               ------------
indemnification liability pursuant to this Agreement (an "Indemnified Party") which results from a claim by a third party shall give prompt notice to the other party (the "Indemnifying Party") of such claim, together with a reasonable description thereof. Failure to provide such notice shall not relieve a party of any of its obligations hereunder except to the extent materially prejudiced thereby. With respect to any claim by a third party against any party to this Agreement which is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of such claim and pursues such defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

          Section 14.  Entire Agreement.  This Agreement constitutes the entire
                       ----------------
agreement and understanding between the parties and supersedes all prior agreements and understandings relating to purchase and sale of the Assets and the Personalty.

          Section 15.  Attorneys' Fees.  In the event that any action is brought
                       ---------------
by either party against the other with respect to or arising under this Agreement, the party in whose favor final judgment is rendered shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred by it in connection with such action.

          Section 16.  Public Announcements.  Disclosure of information relating
                       --------------------
to this Agreement or the Assets may be made by Atlas. Atlas agrees that it will, in advance of making public any information concerning the Assets or this Agreement, give Harvest written notice of the text of the proposed disclosure and provide Harvest with the opportunity to comment on the content thereof before issued. Except as otherwise set forth above, the parties agree to treat all data received or obtained under this Agreement as confidential, and such data shall not be disclosed to any other person or corporation except corporations or business entities who are engaged in activities on the Commonwealth Property or who are affiliates of the parties.

          Section 17  Amendments; Miscellaneous.  This Agreement may be amended
                      -------------------------
or modified only by a writing signed by the parties hereto. The headings of the sections of this Agreement are included solely for convenience of reference and if there be any conflict between the headings and the text of this Agreement, the text shall control. Harvest and Atlas, without additional consideration, shall execute any and all documents and each shall take such action as may be reasonably requested by the other to carry out the purposes of this Agreement and any and all exhibits and attachments hereto. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado. The respective representations, warranties, and obligations of Harvest and Atlas contained herein shall be deemed to survive the Closing. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and permitted assigns. This Option Agreement may be assigned by either party hereto upon the prior written consent of the other party, which consent shall not be unreasonably withheld, but only if the proposed assignee is financially capable of undertaking the assignor's obligations hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be duly executed, delivered, and effective from the date first above written.

                                                  HARVEST GOLD CORPORATION,
                                                  a Colorado corporation

                                                  By:   /s/ John E. Watson
                                                       John E. Watson, President





                                                  ATLAS CORPORATION,
                                                  a Delaware corporation

                                                  By:   /s/ Gerald E. Davis
                                                       Gary E. Davis, President

                                Acknowledgments
                                ---------------

STATE OF ________________ )
                          ) ss.
COUNTY OF _______________ )

          This instrument was acknowledged before me on __________, 19___, by John E. Watson, as President of Harvest Gold Corporation, a Colorado corporation.

          WITNESS my hand and official seal.


                              ____________________________________
                              Notary Public

          [SEAL]

          My commission expires: _________________


STATE OF ________________ )
                          ) ss.
COUNTY OF _______________ )

          This instrument was acknowledged before me on __________, 19___, by Gary E. Davis, as President of Atlas Corporation, a Delaware corporation.

          WITNESS my hand and official seal.


                              ____________________________________
                              Notary Public

          [SEAL]

          My commission expires: _________________

                                   EXHIBIT A

PART 1
                              The Harvest Claims
                              ------------------

          The following unpatented lode mining claims situated in Section 4, Township 18 South, Range 25 East, Cochise County, Arizona:

                           Cochise County Recording
Claim Name                  Book                Page           BLM Serial No.
----------                  ----                ----           --------------

HAR-4, located August 4, 1995, county recording and BLM Serial No. pending.

PART 2
                              The Leased Property
                              -------------------

A. An undivided eleven percent interest in the following lands which is covered by that Option to Purchase dated January 31, 1994 among Columbia Resources, Inc. ("CRI") and John C.S. Breitner, as Trustee of the Hermine Summer Trust, and Glenna R. Ellsworth, as Personal Representative of the Estate of Mary E. Reed, which CRI assigned to Harvest by Assignment dated January 25, 1994:

     (i)  Patented Claims.  The following patented mining claims situated in
          ---------------
        Section 32, Township 17 South, Range 25 East, and in Sections 4 and 5, Township 18 South, Range 25 East, Cochise County, Arizona:

          Cochise County Recording (Deed of Mines)

     Patented Claim            Book           Page           Mineral Survey No.
     --------------            ----           ----           ------------------

     Sulphur Spring Valley      26            154                  1391

     Ocean Wave                 12            282                  1249A

     Silver Wave                12            282                  1249A

     North Bell                 12            282                  1249A

     Commonwealth               12            282                  1249A

     Silver Crown               12            282                  1249A

     One and All                12            282                  1249B

     One and All Mill Site      12            282                  1249B

     (ii)  Fee Lands. Lots 1-12, inclusive, and Lots 32-41, inclusive, Block 17,
           ---------
        TOWNSITE OF PEARCE, according to Book 1 of Maps, Page 109, official records of Cochise County, Arizona.

     (iii) Unpatented Mining Claims.  The following unpatented placer mining
           ------------------------
        claims situated in Sections 4 and 5, Township 18 South, Range 25 East, Cochise County, Arizona:

                    Cochise County Recording

     Claim Name              Book           Page           BLM Serial No.
     ----------              ----           ----           --------------

     Mamie I                 1028           411               AMC 50136

     Mamie II                1028           412               AMC 50137

B. The following patented and unpatented mining claims which are covered by that Mining Lease with Option to Purchase dated January 31, 1994, among CRI and COR-FORD, Inc., a Texas corporation, Vicky Carol Klekar, individually, and as Trustee of the Carl Thetford Family Trust, Chris Alan Thetford and Clayton Rummelt, which CRI assigned to Harvest by Assignment dated January 25, 1994:

   (i)    Patented Claims.  An undivided eighty-eight percent interest in the
          ---------------
     following patented mining claims situated in Section 32, Township 17 South, Range 25 East, and in Sections 4 and 5, Township 18 South, Range 25 East, Cochise County, Arizona:

          Cochise County Recording (Deed of Mines)

     Patented Claim           Book           Page           Mineral Survey No.
     --------------           ----           ----           ------------------

     Sulphur Spring Valley     26            154                   1391

     Ocean Wave                12            282                   1249A

     Silver Wave               12            282                   1249A

     North Bell                12            282                   1249A

     Commonwealth              12            282                   1249A

     Silver Crown              12            282                   1249A

     One and All               12            282                   1249B

     One and All Mill Site     12            282                   1249B

   (ii)   Unpatented Claims.  An undivided one hundred percent interest in the
          -----------------
      following unpatented lode and placer mining claims situated in Sections 4 and 5, Township 18 South, Range 25 East, Cochise County, Arizona:

                           Cochise County Recording

Claim Name                    Book                Page           BLM Serial No.
----------                    ----                ----           --------------

Mamie I (placer)              1028                411               AMC 50136

Mamie II (placer)             1028                412               AMC 50137

Mamie III (placer)            1028                413               AMC 50138

Mamie IV (placer)             1028                414               AMC 50139

                           Cochise County Recording

Claim Name                    Book                Page           BLM Serial No.
----------                    ----                ----           --------------

Lyle 1                        997                 518              AMC 313326

Lyle 2                        997                 519              AMC 313327

Lyle 3                        997                 520              AMC 50142

Lyle 4                        997                 521              AMC 50143

Lyle 5                        997                 522              AMC 50144

Lyle 6                        997                 523              AMC 50145

Lyle 7                        997                 523*             AMC 313328

Pan 8                         996                 313              AMC 50146

Pan 8 AMENDED                     910406278 (instrument no.)
Pan 9                         996                 314              AMC 50147

Pan 9 AMENDED                     910406279 (instrument no.)
Pan 10                        996                 315              AMC 50148

Pan 10 AMENDED                    910406280 (instrument no.)
Pan 11                        996                 316              AMC 50149

Pan 11 AMENDED                    910406281 (instrument no.)
Pan 12                        996                 317              AMC 50150

Pan 12 AMENDED                    910406282 (instrument no.)
Pan 13                        996                 318              AMC 50151

Pan 14                        996                 319              AMC 50152

Pan 14 AMENDED                    910406283 (instrument no.)
Pan 15                        996                 320              AMC 50153

Mamie V (placer)              1483                490              AMC 128288

MamieVI (placer)              1483                491              AMC 128289

Mamie VII (placer)            1483                492              AMC 128290

C. An undivided one percent interest in the following lands which is covered by that Option to Purchase Agreement dated September 17, 1993 between CRI and the Estate of Helen S. Jessup, which CRI assigned to Harvest by Assignment dated January 25, 1994:

     (i)  Patented Claims.  The following patented mining claims situated in
          ---------------
      Section 32, Township 17 South, Range 25 East and Sections 4 and 5, Township 18 South, Range 25 East, Cochise County, Arizona:

                   Cochise County Recording (Deed of Mines)

Patented Claim                Book           Page           Mineral Survey No.
--------------                ----           ----           ------------------

Sulphur Spring Valley         26             154                   1391

Ocean Wave                    12             282                   1249A

Silver Wave                   12             282                   1249A

North Bell                    12             282                   1249A

Commonwealth                  12             282                   1249A

                   Cochise County Recording (Deed of Mines)

Patented Claim                Book           Page           Mineral Survey No.
--------------                ----           ----           ------------------

Silver Crown                  12             282                 1249A

One and All                   12             282                 1249B

One and All Mill Site         12             282                 1249B

     (ii)  Fee Lands.  Lots 1-12, inclusive, and Lots 32-41, inclusive, Block
           ---------
        17, TOWNSITE OF PEARCE, according to Book 1 of Maps, Page 109, official records of Cochise County, Arizona.

     (iii)  Unpatented Mining Claims.  The following unpatented placer mining
            ------------------------
         claims situated in Sections 4 and 5, Township 18 South, Range 25 East, Cochise County, Arizona:

                           Cochise County Recording

Claim Name               Book                Page                BLM Serial No.
----------               ----                ----                --------------

Mamie I                  1028                411                    AMC 50136

Mamie II                 1028                412                    AMC 50137

D. The following lands which are covered by that Lease and Option Agreement dated August 16, 1995, among Seven Enterprises, Inc., a Missouri corporation, L.A. Galyen and Frances Galyen, husband and wife, and Harvest Gold
   Corporation:

   (i)   Fee Lands.  The following real property situated in Township 18 South,
         ---------
     Range 25 East, Cochise County Arizona:

     Section 4.  Lots 1, 2, 3, 5, 10, 11, 12 and 13; SE/4NE/4; E/2SE/4;
     ---------
     SW/4SE/4; SE/4SW/4; SW/4NE/4; and NW/4SE/4.

     Section 9.  NE/4NE/4; W/2SW/4; NW/4; and W/2NE/4.
     ---------

     Section 16.  NE/4NW/4.
     ----------

   (ii)  Patented Mining Claims.  The following patented mining claims situated
         ----------------------
      in Section 32, Township 17 South, Range 25 East, and Sections 4 and 5, Township 18 South, Range 25 East, Cochise County, Arizona:

                   Cochise County Recording (Deed of Mines)

Patented Claim                Book           Page           Mineral Survey No.
--------------                ----           ----           ------------------

Arthur                        28             142                  3062

Rainbow                       28             142                  3062

Hornspoon                     28             142                  3062

Silver Thread                 28             142                  3062

   (iii)  Unpatented Claims.  The following unpatented lode mining claims
          -----------------
     situated in Sections 4 and 5, Township 18 South, Range 25 East, Cochise County, Arizona:

                           Cochise County Recording

Claim Name                    Book           Page                BLM Serial No.
----------                    ----           -----               --------------

Ayn Rand 1                    1014           367                    AMC 38120

Ayn Rand 2                    1014           368                    AMC 38121

Pan 1                         996            305                    AMC 38050

Pan 2                         996            307*                   AMC 38051

Pan 3                         996            308                    AMC 38052

Pan 24                        996            329                    AMC 38065

Pan 24 AMENDED                     910406291 (instrument no.)
Pan 26                        996            331                    AMC 38067

Pan 26 AMENDED                     910406293 (instrument no.)
Pan 26 2ND AMENDED                 930822325 (instrument no.)
Pan 29                        996            334                    AMC 38070

Pan 29 AMENDED                     910406296 (instrument no.)
Pan 29 2ND AMENDED                 930822326 (instrument no.)
Pan 31                        996            336                    AMC 38072

Pan 31 AMENDED                     910406298 (instrument no.)
Pan 31 2ND AMENDED                 930822327 (instrument no.)
Pan 36                        996            341                    AMC 38077

Pan 36 AMENDED                     910406303 (instrument no.)
Pan 36 2ND AMENDED                 930822328 (instrument no.)
Pan 68                        996            373                    AMC 38109

Pan 68 AMENDED                     910406333 (instrument no.)

Pan 68 2ND AMENDED                 930822329 (instrument no.)
Pan 72                        996            377                    AMC 38133

Pan 72 AMENDED                     910406335 (instrument no.)
Pan 72 2ND AMENDED                 930822330 (instrument no.)

PART 3

                           The Walker/Giroux Claims
                            ------------------------

          A. The BEVE # 6 unpatented lode mining claim, situated in Section 24, Townhip 19 South, Range 40 East, and Section 19, Township 19 South, Range 41 East, the location certificate for which is of record in the official records of Inyo County, California, in Book 91 at Page 1383, BLM Serial No. CAMC 244212.

          B. An undivided fifty percent interest in the following unpatented lode mining claim situated in Section ____, Township ____, Range ____, Lyon County, Nevada:

                             Lyon County Recording

          Claim Name                      Book         Page      BLM Serial No.
          ----------                      ----         ----      --------------

               T                                       Pending        Pending

                                   EXHIBIT B

                                THE PERSONALTY
                                --------------


  Weather Station
  Sample Prep Lab

                                   EXHIBIT C

                             SPECIAL WARRANTY DEED
                             ---------------------


          THIS SPECIAL WARRANTY DEED is made and entered into this ____ day of ________, 19___, from HARVEST GOLD CORPORATION, a Colorado corporation, whose address is 1546 Cole Boulevard, Suite 70, Golden, Colorado 80401 ("HARVEST") to ATLAS CORPORATION, a Delaware corporation, whose address is 370 Seventeenth Street, Suite 3150, Denver, Colorado 80202 ("ATLAS").

          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HARVEST does hereby grant, bargain and sell unto ATLAS all of the right, title and interest in and to those unpatented mining claims listed on Exhibit A attached hereto and incorporated herein by reference (the "Claims").

          TOGETHER WITH all lodes, ledges, veins and mineral bearing rock, both known and unknown, lying within the boundaries of the Claims, together with all dips, spurs, and angles, and all the ores, mineral-bearing quartz, rock and earth or other deposits therein or thereon and all of the rights, privileges and franchises thereto incident, and all and singular the tenements and hereditaments thereunto or in anywise appertaining, and the rents, issues and profits thereof; and also all the estate, right, title, interest, property, possession, claim and demand whatsoever, as well in law as in equity, of HARVEST, of, in or to the premises and every part and parcel thereof, including all after acquired title.

          TOGETHER WITH all water and water rights, ditches and ditch rights, reservoirs and reservoir rights, springs, wells and rights to springs and wells appurtenant to the Claims, associated therewith, or used on or for the benefit thereof.

          TO HAVE AND TO HOLD all and singular the said premises, unto ATLAS, its successors and assigns forever.

          HARVEST warrants and will forever defend title to the Claims against all persons claiming any interest in the same by, through or under HARVEST.

                                   EXHIBIT D

                             SPECIAL WARRANTY DEED
                             ---------------------


          THIS SPECIAL WARRANTY DEED is made and entered into this ____ day of ________, 19___, from HARVEST GOLD CORPORATION, a Colorado corporation, whose address is 1546 Cole Boulevard, Suite 70, Golden, Colorado 80401 ("HARVEST") to ATLAS CORPORATION, a Delaware corporation, whose address is 370 Seventeenth Street, Suite 3150, Denver, Colorado 80202 ("ATLAS").

          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HARVEST does hereby grant, bargain and sell unto ATLAS all of the right, title and interest in and to those unpatented mining claims listed on Exhibit A attached hereto and incorporated herein by reference (the "Claims").

          TOGETHER WITH all lodes, ledges, veins and mineral bearing rock, both known and unknown, lying within the boundaries of the Claims, together with all dips, spurs, and angles, and all the ores, mineral-bearing quartz, rock and earth or other deposits therein or thereon and all of the rights, privileges and franchises thereto incident, and all and singular the tenements and hereditaments thereunto or in anywise appertaining, and the rents, issues and profits thereof; and also all the estate, right, title, interest, property, possession, claim and demand whatsoever, as well in law as in equity, of HARVEST, of, in or to the premises and every part and parcel thereof, including all after acquired title.

          TOGETHER WITH all water and water rights, ditches and ditch rights, reservoirs and reservoir rights, springs, wells and rights to springs and wells appurtenant to the Claims, associated therewith, or used on or for the benefit thereof.

          TO HAVE AND TO HOLD all and singular the said premises, unto ATLAS, its successors and assigns forever.

          HARVEST warrants and will forever defend title to the Claims against all persons claiming any interest in the same by, through or under HARVEST.

                                   EXHIBIT E

                                  ASSIGNMENT
                                  ----------


          THIS ASSIGNMENT is made and entered into this ____ day of _______, 199___, by and between HARVEST GOLD CORPORATION, a Colorado corporation, whose address is 1546 Cole Boulevard, Suite 70, Golden, Colorado 80401 ("HARVEST"), and ATLAS CORPORATION, a Delaware corporation, whose address is 370 Seventeenth Street, Suite 3150, Denver, Colorado 80202 ("ATLAS").

          FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, HARVEST hereby transfers, sets over and assigns to ATLAS, its successors and assigns, all of HARVEST's right, title and interest in and to the following agreements (collectively, the "Agreements"):

          1. Option to Purchase dated January 31, 1994 among Columbia Resources, Inc. ("CRI") and John C.S. Breitner, as Trustee of the Hermine Summer Trust, and Glenna R. Ellsworth, as Personal Representative of the Estate of Mary E. Reed, which CRI assigned to HARVEST by Assignment dated January 25, 1994;

          2. Mining Lease with Option to Purchase dated January 31, 1994, among CRI and CORFORD, INC., a Texas corporation, Vicky Carol Klekar, individually, and as Trustee of the Carl Thetford Family Trust, Chris Alan Thetford and Clayton Rummelt, which CRI assigned to HARVEST by Assignment dated January 25, 1994;

          3. Option to Purchase Agreement dated September 17, 1993 between CRI and the Estate of Helen S. Jessup, which CRI assigned to HARVEST by Assignment dated January 25, 1994;

          4. Lease and Option Agreement dated August 16, 1995, among Seven Enterprises, Inc., a Missouri corporation, L. A. Galyen and Frances Galyen, husband and wife, and HARVEST.

The Agreements cover certain unpatented mining claims, patented mining claims and fee lands situated in Cochise County, Arizona, as more particularly described in Exhibit A attached hereto and incorporated herein by reference. ATLAS hereby agrees to be bound by all of the terms and conditions of the Agreements.

          IN WITNESS WHEREOF, the parties have executed this Assignment effective the date first written above.

                                             HARVEST GOLD CORPORATION, a
                                             Colorado corporation



                                             By:
                                                  ______________________
                                                  _______________  (name)
                                                  ______________  (title)


                                             ATLAS CORPORATION, a Delaware
                                             corporation



                                             By:
                                                  ______________________
                                                  _______________  (name)
                                                  ______________  (title)

                     [THIS PAGE LEFT INTENTIONALLY BLANK]

                                   EXHIBIT F

                                 BILL OF SALE
                                 ------------


          THIS BILL OF SALE is made and entered into this _____ day of _______, 199_, from Harvest Gold Corporation, a Colorado corporation whose address is 1546 Cole Boulevard, Suite 70, Golden Colorado 80402 ("Harvest"), to Atlas Corporation, a Delaware corporation whose address is 370 Seventeenth Street, Suite 3150, Denver, Colorado 80202 ("Atlas").

          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Harvest does hereby grant, sell, transfer and deliver to Atlas, its successors and assigns forever, all right, title and interest of Harvest in and to the personal property listed on Exhibit A attached hereto and incorporated herein by reference (the "Personalty").

          Harvest disclaims any and all warranties, express or implied, including, without limitation, warranties of title, merchantability or fitness of purpose with respect to the Personalty transferred hereby.

IN WITNESS WHEREOF, Harvest has executed this Bill of Sale as of the date first set forth above.

                                             HARVEST GOLD CORPORATION, a
                                             Colorado corporation



                                             By:
                                                  ______________________
                                                  _______________  (name)
                                                  ______________  (title)




STATE OF ______________      )
                         ) ss.
COUNTY OF _____________  )

          This instrument was acknowledged before me on __________, 19___, by _______________ as ____________ of Harvest Gold Corporation, a Colorado corporation.

          Witness my hand and official seal.

               My commission expires:    _________________________
                                   EXHIBIT G

                         QUITCLAIM DEED (WATER RIGHTS)
                         -----------------------------


     THIS QUITCLAIM DEED is made and entered into this _____ day of _______, 199_, from Harvest Gold Corporation, a Colorado corporation whose address is 1546 Cole Boulevard, Suite 70, Golden, Colorado 80401 ("Harvest"), to Atlas Corporation, a Delaware corporation whose address is 370 Seventeenth Street, Suite 3150, Denver, Colorado 80202 ('Atlas").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Harvest hereby quitclaims sells and conveys unto Atlas, its successors and assigns forever, all of Harvest's right, title and interest in and to those waters and water rights listed on Exhibit A attached hereto and incorporated herein by this reference (the "Water Rights".

     IN WITNESS WHEREOF, Harvest has executed this Quitclaim Deed as of the date first written above.



                                             HARVEST GOLD CORPORATION, a
                                             Colorado corporation



                                             By:
                                                  ______________________
                                                  _______________  (name)
                                                  ______________  (title)




STATE OF ______________      )
                         ) ss.
COUNTY OF _____________  )

          This instrument was acknowledged before me on __________, 19___, by _______________ as ____________ of Harvest Gold Corporation, a Colorado corporation.

          Witness my hand and official seal.

               My commission expires:    _________________________

                                   EXHIBIT H

                                   CONTRACTS
                                   ---------